Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. POSTS RECORD SALES AND EARNINGS IN

FISCAL 2007 FOURTH QUARTER

PORTLAND, Oregon – May 9, 2007 – Driven principally by the continued strength of the commercial aerospace market, Precision Castparts Corp. (NYSE:PCP) delivered record sales, net income, and earnings per share from continuing operations both for the fourth quarter of fiscal 2007 and for the full fiscal year.

Fourth Quarter 2007 Financial Highlights

Precision Castparts Corp.’s (PCC, or the Company) sales in the fourth quarter of fiscal 2007 grew 64.1 percent over sales in the fourth quarter of fiscal 2006, while consolidated segment operating income increased 90.9 percent year over year. Total sales in the fourth quarter were $1,546.5 million, compared to $942.3 million last year, generating consolidated segment operating income of $305.9 million, or 19.8 percent of sales, in the quarter, versus consolidated segment operating income of $160.2 million, or 17.0 percent of sales, a year ago.

Net income from continuing operations, which grew 101.1 percent year over year, established a new performance benchmark of $199.9 million, or $1.44 per share (diluted, based on 139.0 million average shares outstanding) this year, compared to $99.4 million, or $0.73 per share (diluted, based on 136.7 million average shares outstanding) in the fourth quarter of fiscal 2006. Results from the fourth quarter of fiscal 2007 include a non-recurring tax benefit of $6.2 million, or $0.04 per share (diluted), associated with tax refund claims and changes in tax reserves resulting from completed audits of the Company’s tax returns.

Net income (including discontinued operations) was $204.5 million, or $1.47 per share (diluted), in the fourth quarter of fiscal 2007, compared to net income of $100.4 million, or $0.73 per share (diluted), in the same quarter last year.

Fiscal 2007 Financial Highlights

Fiscal 2007 sales increased 52.4 percent over last year’s sales, and net income from continuing operations grew by 75.8 percent in the same time period. Sales in fiscal 2007 totaled $5,361.2 million, versus sales of $3,518.4 million last year. Net income from continuing operations in fiscal 2007 was $614.7 million, or $4.45 per share (diluted, based on 138.0 million average shares outstanding), compared to $349.7 million for the previous year, or $2.58 per share (diluted, based on 135.7 million average shares outstanding.) Results for fiscal 2007 include non-recurring tax benefits of $11.1 million, or $0.08 per share (diluted), compared to $5.3 million, or $0.04 per share (diluted), last year. Net income (including discontinued operations) was $633.1 million, or $4.59 per share (diluted), for fiscal 2007, compared to net income of $350.6 million, or $2.58 per share (diluted), last year.

Business Highlights

Investment Cast Products: Total fourth-quarter sales for Investment Cast Products increased 13.5 percent over the fourth quarter of fiscal 2006, growing to sales of $477.3 million this quarter versus sales of $420.5 million last year.

The segment’s sales in the fourth quarter included approximately $29 million more material pass-through pricing than the fourth quarter of fiscal 2006. Investment Cast Products boosted its operating income for the quarter by 19.0 percent over last year’s fourth quarter, achieving an operating income of $103.8 million, or 21.7 percent of sales, in the fourth quarter of fiscal 2007, compared to $87.2 million, or 20.7 percent of sales a year ago. Fourth quarter results included approximately two months of sales and earnings from GSC Foundries, which was acquired February 2, 2007. The healthy commercial aerospace cycle, enhanced by increased PCC aircraft/engine content and expanded capacity, continued to fuel this segment’s performance. In addition, industrial gas turbine (“IGT”) orders, both OEM and aftermarket, are steadily accelerating. Investment Cast Products improved annual sales by 11.7 percent year over year, growing sales to $1,797.9 million this year from $1,609.4 million in fiscal 2006, with operating income of $391.5 million, or 21.8 percent of sales, versus $321.9 million, or 20.0 percent of sales, in fiscal 2006.

Forged Products: Forged Products grew fourth quarter sales by 201.5 percent year over year. Segment sales were $727.8 million for the quarter, compared to sales of $241.4 million a year ago. Operating income in the fourth quarter grew 332.7 percent year over year, moving up to operating income of $148.0 million, or 20.3 percent of sales, this year from $34.2 million, or 14.2 percent of sales, in the fourth quarter of 2006. The fourth quarter of fiscal 2006 did not include sales and operating income from Special Metals, which was acquired May 25, 2006. During the quarter, Special Metals made further inroads into non-aerospace markets, such as oil & gas, chemical processing, and pollution control, while continued strength in aerospace benefited the whole segment, and strong seamless pipe production at Wyman-Gordon helped drive higher sales in the base business. The top line in the quarter also included approximately $79 million of higher prices related to pass-through of increased nickel and titanium costs, versus approximately $43 million of pass-through pricing a year ago. The robust fourth quarter operating margins were spurred by effective volume leverage, successful cost-reduction initiatives, and surgical capital expenditures at Special Metals, while increased volumes and throughput enabled the base business to shoulder the higher material costs and improve operating margins. The Forged Products segment grew annual sales by 169.7 percent year over year, advancing to sales of $2,309.5 this year from $856.4 million in fiscal 2006, with operating income increasing to $403.0 million, or 17.4 percent of sales, in fiscal 2007 from $107.1 million, or 12.5 percent of sales, last year.

Fastener Products: Fastener Products’ fourth quarter sales of $341.4 million marked a 21.8 percent increase over sales of $280.4 million last year, while operating income jumped 50.1 percent to $78.8 million, or 23.1 percent of sales, in the fourth quarter of fiscal 2007 from $52.5 million, or 18.7 percent of sales, last year. Including the addition of Cherry Aerospace, which was acquired February 23, 2007, Fastener Products’ aerospace OEM and aftermarket sales jumped nearly 40 percent year over year, propelled both by the dynamics of the commercial aerospace cycle and market share gains. The segment continues to work through a full pipeline of cost-reduction initiatives and has targeted further market share opportunities going forward. Year over year, the segment’s annual sales of $1,253.8 million showed an increase of 19.1 percent over fiscal 2006 sales of $1,052.6 million, with operating income growing this year to $265.5 million, or 21.2 percent of sales, from $176.9 million, or 16.8 percent of sales, a year ago. The above segment results reflect the integration of the Fastener Products segment and the former Industrial Products segment, which was effective in the fourth quarter of fiscal 2007.

“Positive market forces and our strong market position have converged to create an outstanding environment for profitable growth,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “The commercial aerospace cycle continues to be the primary engine for this growth. However, Special Metals is rapidly increasing its share in non-aerospace markets, Wyman-Gordon’s extruded pipe sales still have a lot of runway, and the IGT market appears to be regaining strength.

“All of our businesses continue to push the envelope and achieve higher operating margins,” Donegan said. “We are driving performance and achieving solid leverage from increased production volumes, while, at the same time, exploiting a full pipeline of cost-reduction initiatives. There is not a single PCC operation that does not have a clear line of sight to future performance improvement.

“Special Metals has certainly performed well beyond our initial projections, and we have solid plans in place for continued upside,” Donegan continued. “Moving into fiscal 2008, we expect more moderate gains in operating margins than we experienced in our first three quarters of ownership. That being said, fiscal 2008 holds many opportunities for further top- and bottom-line improvement, and we plan to capture all the upside available to us. In addition, we remain relentlessly focused on cash, generating approximately $370 million in the fourth quarter and approximately $800 million for the year, before acquisitions and debt paydown, providing a solid platform for further profitable growth.”

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is 800.238.9007 or 719.457.2622 (passcode 9766334). Dial *0 for technical assistance. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link: http://www.vcall.com/IC/CEPage.asp?ID=113010. Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets and supplies metal alloys and other materials to the casting and forging industry.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeNewswire’s website – http://www.PrimeNewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS1,2

(Unaudited; in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	April 1, 2007	April 2, 2006	April 1, 2007	April 2, 2006
Net sales	$1,546.5	$942.3	$5,361.2	$3,518.4
Cost of goods sold	1,151.4	720.3	4,051.0	2,714.2
Selling and administrative expenses	89.2	61.8	337.2	247.3
Restructuring and impairment[3]	—	—	—	2.3
Interest expense, net	11.6	9.9	52.2	40.6

Income before income taxes and minority interest	294.3	150.3	920.8	514.0
Provision for income taxes	94.2	50.5	304.7	162.7
Minority interest in net earnings of consolidated entities	(0.2)	(0.4)	(1.4)	(1.6)

Net income from continuing operations	199.9	99.4	614.7	349.7
Net income from discontinued operations	4.6	1.0	18.4	0.9

Net income	$204.5	$100.4	$633.1	$350.6

Net income per share from continuing operations - basic	$1.46	$0.74	$4.52	$2.62
Net income per share from discontinued operations - basic	0.03	0.01	0.14	0.01

	$1.49	$0.75	$4.66	$2.63

Net income per share from continuing operations - diluted	$1.44	$0.73	$4.45	$2.58
Net income per share from discontinued operations - diluted	0.03	—	0.14	—

	$1.47	$0.73	$4.59	$2.58

Average common shares outstanding:
Basic	137.0	134.4	136.0	133.3
Diluted	139.0	136.7	138.0	135.7

	Three Months Ended		Twelve Months Ended
	April 1, 2007	April 2, 2006	April 1, 2007	April 2, 2006
Sales by Segment[4]
Investment Cast Products	$477.3	$420.5	$1,797.9	$1,609.4
Forged Products	727.8	241.4	2,309.5	856.4
Fastener Products	341.4	280.4	1,253.8	1,052.6

Total	$1,546.5	$942.3	$5,361.2	$3,518.4

Segment Operating Income (Loss)[4,5]
Investment Cast Products	$103.8	$87.2	$391.5	$321.9
Forged Products	148.0	34.2	403.0	107.1
Fastener Products	78.8	52.5	265.5	176.9
Corporate expense	(24.7)	(13.7)	(87.0)	(49.0)

Consolidated segment operating income	305.9	160.2	973.0	556.9
Restructuring and impairment	—	—	—	2.3
Interest expense, net	11.6	9.9	52.2	40.6

Income before income taxes and minority interest	$294.3	$150.3	$920.8	$514.0

[1]	Reported results for the three and twelve months ended April 2, 2006 have been restated for discontinued operations.
[2]

Fiscal 2007 results include a tax benefit of $11.1 million, or $0.08 per share (diluted) associated with tax refund claims recognized and changes in tax reserves resulting from completed and ongoing audits. Of this tax benefit, $6.2 million, or $0.04 per share (diluted) was recognized in the fourth quarter. Fiscal 2006 results include a tax benefit of $5.3 million, or $0.04 per share (diluted), recognized in the third quarter.

[3]

During the third quarter of fiscal 2006, the Company recorded charges related to restructuring and impairment activities. These charges principally provided for the consolidation of a machining operation and headcount reductions related to downsizing the Company's tooling operation in Ireland.

[4]

During the fourth quarter of fiscal 2007, the former Industrial Products segment was integrated with the Fastener Products segment; prior periods have been restated to reflect the change in reportable segments.

[5]	Operating income represents earnings before interest, income taxes, restructuring and other expense.

PRECISION CASTPARTS CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except share data)

	April 1, 2007	April 2, 2006
Assets
Current assets:
Cash and cash equivalents	$150.4	$59.9
Receivables, net of reserves of $7.4 in 2007 and $6.1 in 2006	847.7	495.4
Inventories	876.2	557.0
Prepaid expenses	22.9	28.6
Deferred income taxes	109.0	65.2
Discontinued operations	30.7	27.7

Total current assets	2,036.9	1,233.8

Property, plant and equipment:
Land	60.0	34.5
Buildings and improvements	297.0	234.7
Machinery and equipment	1,272.5	1,001.5
Construction in progress	131.6	46.6

	1,761.1	1,317.3
Accumulated depreciation	(759.9)	(645.7)

Net property, plant and equipment	1,001.2	671.6

Goodwill, net	2,088.8	1,655.3
Acquired intangible assets, net	10.8	4.5
Deferred income taxes	—	—
Other assets	117.1	152.2
Discontinued operations	3.9	32.4

	$5,258.7	$3,749.8

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$383.1	$47.5
Long-term debt currently due	170.7	21.3
Accounts payable	580.5	365.3
Accrued liabilities	435.9	283.4
Income taxes payable	67.1	33.1
Discontinued operations	20.9	17.8

Total current liabilities	1,658.2	768.4

Long-term debt	319.2	593.8
Deferred tax liability	26.7	4.2
Pension and other postretirement benefit obligations	320.5	174.9
Other long-term liabilities	94.5	49.8
Discontinued operations	3.4	18.2
Shareholders' equity:
Common stock, $1 stated value, authorized: 450,000,000 shares; issued and outstanding: 137,208,948 and 135,133,263 shares in 2007 and 2006	137.2	135.1
Paid-in capital	878.5	780.2
Retained earnings	1,903.2	1,290.5
Accumulated other comprehensive loss	(82.7)	(65.3)

Total shareholders' equity	2,836.2	2,140.5

	$5,258.7	$3,749.8

PRECISION CASTPARTS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Twelve Months Ended
	April 1, 2007	April 2, 2006
Operating Activities
Net income	$633.1	$350.6
Income from discontinued operations	(18.4)	(0.9)
Non-cash items included in income:
Depreciation and amortization	112.5	96.4
Deferred income taxes	17.3	31.3
Stock-based compensation expense	26.8	—
Excess tax benefits on equity instruments issued under share-based payment arrangements	(28.9)	—
Tax benefit from stock option exercises	—	27.8
Impairment of long-lived assets	—	1.7
Other non-cash adjustments	—	1.3
Changes in assets and liabilities, excluding effects of acquisitions and dispositions of businesses:
Receivables	(147.3)	(81.9)
Inventories	105.3	(27.4)
Other current assets	(2.3)	(1.9)
Payables, accruals and current taxes	201.8	(21.0)
Retirement benefit obligations	16.4	(132.4)
Other non-current assets and liabilities	(48.4)	(14.3)
Net cash (used) provided by operating activities of discontinued operations	(2.4)	1.5

Net cash provided by operating activities	865.5	230.8

Investing Activities
Acquisitions of businesses	(919.2)	(115.5)
Capital expenditures	(221.5)	(97.5)
Dispositions of businesses and other	71.7	30.7
Net cash used by investing activities of discontinued operations	(1.6)	(1.9)

Net cash used by investing activities	(1,070.6)	(184.2)

Financing Activities
Net change in short-term borrowings	335.4	47.5
Net change in long-term debt	(127.1)	(212.4)
Common stock issued	49.3	47.9
Excess tax benefits on equity instruments issued under share-based payment arrangements	28.9	—
Cash dividends	(16.3)	(11.9)
Other	1.1	(1.4)
Net cash provided (used) by financing activities of discontinued operations	2.7	(1.5)

Net cash provided (used) by financing activities	274.0	(131.8)

Effect of exchange rate changes on cash and cash equivalents	21.6	(8.8)

Net increase (decrease) in cash and cash equivalents	90.5	(94.0)
Cash and cash equivalents at beginning of year	59.9	153.9

Cash and cash equivalents at end of year	$150.4	$59.9